Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 11 DATED JANUARY 30, 2013

TO THE PROSPECTUS DATED JULY 12, 2012

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated July 12, 2012 as supplemented by Supplement No. 1, dated August 1, 2012, Supplement No. 2, dated August 13, 2012, Supplement No. 3, dated September 4, 2012, Supplement No. 4, dated September 10, 2012, Supplement No. 5, dated October 1, 2012, Supplement No. 6, dated November 1, 2012, Supplement No. 7, dated November 14, 2012, Supplement No. 8, dated December 3, 2012, Supplement No. 9, dated December 21, 2012 and Supplement No. 10, dated January 3, 2013 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update information regarding our leverage target. Previously, we stated that if we sell all of the shares offered in this offering, we may lower our targeted leverage ratio to be approximately 35-45% of the gross book value of our assets (before accumulated depreciation and amortization). However, at the present time, we no longer intend to lower our leverage target. The paragraph below summarizes our current leverage target and replaces all similar disclosure in the Prospectus:

Updated Information Regarding Our Leverage Target

We intend to use financial leverage to provide additional funds to support our investment activities. As of September 30, 2012, our leverage ratio is approximately 51% of the gross book value of our assets (before accumulated depreciation and amortization), inclusive of property and entity-level debt. Our current leverage target is between 50-60%. Although we will work to maintain the targeted leverage ratio over time, we may change our targeted leverage ratio from time to time. In addition, we may vary from our target leverage ratio from time to time, and there are no assurances that we will maintain the targeted range disclosed above or achieve any other leverage ratio that we may target in the future. Our board of directors may from time to time modify our borrowing policy in light of then-current economic conditions, the relative costs of debt and equity capital, the fair values of our properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors.